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                                                          Exhibit 10.42

                                   January 27, 1997


Philip C. Kantz
c/o TAB Products Co.
1400 Page Mill Road
Palo Alto, California 94304

    RE:  EMPLOYMENT AGREEMENT

Dear Phil:

    Pursuant to our recent discussions, this letter sets forth the terms of your employment with TAB Products Co. (the "Company").

    1.   POSITION:   You will be employed by the Company as its President and
Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"). The Company will undertake reasonable efforts to have you elected to the Board during your employment, and you agree that upon the termination of your employment for any reason you shall promptly resign from the Board. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company. However, you shall be entitled to engage in other professional activities, including, but not limited to, participating on other boards of directors (provided that you give advance written notice to the Board of your participation on such other boards), which activities do not materially interfere with the performance of your duties for the Company. Your duties shall include, but not be limited to, the overall general management of the Company, as well as any other reasonable duties that may be assigned to you from time to time by the Board.

    2.   TERM OF EMPLOYMENT:   Your employment with the Company will start on
January 27, 1997, will be for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to Paragraphs 4 and 5 below.

    3.   COMPENSATION:   You will be compensated by the Company for your
services as set forth below. All amounts paid to you by the Company will be subject to applicable withholding.

         (a)  SALARY:   During your employment you will be paid an annual base
salary of $300,000.00 in accordance with the Company's normal payroll procedures.

         (b) INCENTIVE BONUS: Within 30 days following May 31, 1997, you will be paid an incentive bonus for the Company's current fiscal year of $50,000.00. Thereafter, you will be eligible to receive annual bonuses based upon the Company's achievement of various financial and/or other goals established by you and the Board. In each Company fiscal year (other than the current fiscal year), you will be eligible for a bonus of up to 100% of your then-current annual base salary, with a target bonus equal to 50% of your then-current annual base salary. The goals that govern your bonus eligibility will be agreed upon by you and the Board and confirmed in writing prior to (or within 30 days following the start of) any Company fiscal year. To the extent earned, bonuses will be paid to you on the later of 45 days after (i) the end of the applicable fiscal year, or (ii) the date on which the financial or other data necessary to determine your entitlement to the bonus becomes available.

         (c)  BENEFITS:   You will have the right, on the same basis as other
executive employees of the Company, to participate in and to receive benefits under the Company's executive medical program and other group

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insurance plans, as well as under the Company's 401(k) plan and business expense reimbursement policy. You will also receive a car allowance of $500.00 per month.

         (d) VACATION: You will accrue four weeks' vacation per year during your employment. Provided, however, that you shall schedule all of your vacations at times that are mutually convenient and reasonable for both you and the Company.

         (e) STOCK OPTIONS: You will be granted options to purchase 250,000 shares of the Company's common stock (the "Options") at a price of $9.25 per share. The Options will expire ten years after their grant date. During your first three years of employment with the Company, you will become vested in 12,500 shares of stock subject to the Options at the end of each three month period of employment (150,000 shares total), with the first shares vesting on April 26, 1997. The remaining 100,000 shares of stock subject to the Options will vest as follows:

              (i) in the event that you are still employed by the Company, 50,000 shares will vest on the earlier of (1) the end of the first fiscal year in which the Company's sales are $190,000,000.00 or more and its earnings per share are $1.20 or more, or (2) January 27, 2001; and

              (ii) in the event that you are still employed by the Company, 50,000 shares will vest on the earlier of (1) the end of the first fiscal year in which the Company's sales are $240,000,000.00 or more and its earnings per share are $1.50 or more, or (2) January 27, 2002.

Notwithstanding the foregoing, in the event that you are still employed by the Company, the Options will become fully vested and exercisable as of the date that is ten (10) days prior to the consummation of a "Transfer of Control" (which term, as used in this Agreement, is defined in the Company's 1991 Stock Option Plan). Except as provided herein, the Options shall be governed by and subject to the terms and conditions of the Company's standard form of stock option agreement (which you will be required to sign as a condition of the issuance of the Options).

         4.   TERMINATION RESULTING FROM RESIGNATION, DEATH, OR DISABILITY:
In the event that you voluntarily resign from your employment with the Company, or in the event that your employment terminates as a result of your death or disability (meaning that you are unable to perform your duties for any 90 days in any one year period as a result of a physical and/or mental impairment), you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination (you will not be entitled to any pro rated portion of your incentive bonus for that fiscal year). You agree that in the event you voluntarily terminate your employment with the Company for any reason, you will provide the Company with thirty days' written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.

    5.   TERMINATION BY THE COMPANY:

         (a) TERMINATION FOR CAUSE: Your employment may be terminated by the Company for cause as defined below. If your employment is terminated by the Company for cause, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination for cause (you will not be entitled to any pro rated portion of your incentive bonus for that fiscal year).

    For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or intentional falsification of any employment or Company records; (ii) intentional and improper disclosure of the Company's confidential or proprietary information; (iii) any action by you that has a material detrimental effect on the Company's reputation or business; (iv) your failure or inability to perform any assigned duties reasonably expected of a president or chief executive officer after written

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notice from the Board to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs your ability to perform your duties for the Company.

         (b) TERMINATION WITHOUT CAUSE: If your employment is terminated by the Company without cause (and not as a result of your death or disability), or in the event that you resign for Good Reason as defined below, you shall receive severance payments at your final base salary and target bonus rate, less applicable withholding, for a period of two years following the date of your termination without cause. Severance payments will be made in accordance with the Company's normal payroll procedures. (The bonus portion of your severance will be paid in equal installments over the entire severance period.) You shall also be entitled to receive any compensation and benefits that you earn under Paragraph 3 through the date of your termination without cause (you will be entitled to a pro rated portion of your target incentive bonus for that fiscal year). Provided, however, that your right to receive the severance payments described above shall be conditioned upon your execution and delivery of a general release of claims in form satisfactory to the Company, and substantially in the form attached as EXHIBIT A. This subparagraph shall not apply in the event of your termination for cause, your resignation other than for Good Reason, or the termination of your employment as a result of your death or disability.

         (c) TERMINATION WITHOUT CAUSE FOLLOWING TRANSFER OF CONTROL: If within one year following any Transfer of Control, your employment is terminated without cause, or you resign for a Good Reason as defined below, you shall receive severance payments at your final base salary and target bonus rate, less applicable withholding, for a period of two years following the date of your termination without cause. Severance payments will be made in accordance with the Company's normal payroll procedures. (The bonus portion of your severance will be paid in equal installments over the entire severance period.) You shall also be entitled to receive any compensation and benefits that you earn under Paragraph 3 through the date of your termination without cause (you will be entitled to a pro rated portion of your target incentive bonus for that fiscal year). Provided, however, that your right to receive the severance payments described above shall be conditioned upon your execution and delivery of a general release of claims in form satisfactory to the Company, and substantially in the form attached as EXHIBIT A. This subparagraph shall not apply in the event of your termination for cause, your resignation other than for Good Reason, or the termination of your employment as a result of your death or disability.

         (d)  "GOOD REASON":    For purposes of this Agreement, "Good Reason"
means any of the following conditions, which condition(s) remain(s) in effect 10 days after written notice to the Board from you of such condition(s):

              (i) a decrease in your base salary and/or a material decrease in your incentive bonus plan or employee benefits;

              (ii) a material, adverse change in your title, authority, responsibilities or duties, as measured against your title, authority, responsibilities or duties immediately prior to such change; or

              (iii) the relocation of your work place for the Company to a location that is more than 50 miles from its location immediately prior to such relocation.

    6.   ADDITIONAL PAYMENT.

         (a) In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor provision (the "Excise Tax"), the Company shall pay to Employee within ninety
(90) days of the date Employee becomes subject to the Excise Tax, an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after

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deduction of (1) any Excise Tax on the Payments and (2) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section, shall be equal to the Payments.

         (b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:

              (i) Any other payments or benefits received or to be received by Employee in connection with transactions contemplated by a Change in Control event or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as "parachute payments" within the meaning of Section 280G of the Code or any similar or successor provision, and all "excess parachute payments" within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G (or any similar or successor provision of the Code), or are otherwise not subject to the Excise Tax.

              (ii) The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of the excess parachute payments within the meaning of Section 280G (after applying paragraph (b)(1) above).

              (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code.

         (c) For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal, state or local) income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

         (e) In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

    7.   CONFIDENTIAL AND PROPRIETARY INFORMATION:   As a condition of your
employment, you agree to sign the Company's standard form of employee confidentiality and assignment of inventions agreement.

    8.   DISPUTE RESOLUTION:   In the event of any dispute or claim relating to
or arising out of your employment relationship with the Company, this Agreement, or the termination of your employment with the

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Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, disability or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. You and the Company hereby knowingly and willingly waive your respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the actual or alleged misuse or misappropriation of the Company's property, including, but not limited to, its trade secrets or proprietary information.

    9.   INTERPRETATION:   This Agreement shall be interpreted in accordance
with and governed by the laws of the State of California.

    10.  ASSIGNMENT:   In view of the personal nature of the services to be
performed under this Agreement by you, you cannot assign or transfer any of your rights or obligations under this Agreement.

    11.  ENTIRE AGREEMENT:   This Agreement and the agreements referred to
above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.

    12.  MODIFICATION:   This Agreement may only be modified or amended by a
supplemental written agreement signed by you and an authorized officer of the Board.

    Phil, we look forward to working with you at TAB Products Co. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.


                             Sincerely,

                             TAB Products Co.


                             By:  /s/ Hans A. Wolf
                                ----------------------------------------
                                  Hans A. Wolf,
                                  Chairman of the Board



    I agree to and accept employment with TAB Products Co. on the terms and conditions set forth in this Agreement.


    Date:  January 27, 1997       /s/ Philip C. Kantz
                                  --------------------------------------
                                  Philip C. Kantz